EXHDIBIT 99.B5-2


                              EXHIBIT (d) (2) (cc)

                     INVESTMENT COUNSEL AGREEMENT FOR THE
             IDEX CAPITAL APPRECIATION, GLOBAL, GROWTH, BALANCED
                         AND FLEXIBLE INCOME PORTFOLIOS

                                IDEX SERIES FUND
                          INVESTMENT COUNSEL AGREEMENT

      This Agreement is entered into as of the later of June 25, 1998 (closing of Acquisition) and approval by shareholders of each Portfolio, as defined below, by a vote of at least a majority of outstanding voting securities of such Portfolio as defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended (the "1940 Act"), between IDEX MANAGEMENT, INC., a Delaware corporation (referred to herein as "Idex Management"), and JANUS CAPITAL CORPORATION, a Colorado corporation (referred to herein as "Janus Capital").

      WHEREAS, Idex Management entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated as of the later of June 1, 1998 (closing of Acquisition) and approval by shareholders of each Portfolio, as defined below, by a vote of at least a majority of outstanding voting securities of such Portfolio as defined in Section 2(a)(42) of the 1940 Act, with IDEX Series Fund, a Massachusetts business trust (referred to herein as the "Fund") on behalf of the Portfolios listed on the attached Schedule A to this Agreement (each a "Portfolio," collectively, "Portfolios"), under which Idex Management has agreed, among other things, to act as investment adviser to each Portfolio.

      WHEREAS, the Advisory Agreement provides that Idex Management may engage Janus Capital to furnish investment information and advice to assist Idex Management in carrying out its responsibilities under the Advisory Agreement as investment adviser to each Portfolio.

      WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by Janus Capital to Idex Management and the terms and conditions under which such services will be rendered.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

      1. SERVICES OF JANUS CAPITAL. Janus Capital shall act as investment counsel to Idex Management with respect to each Portfolio. In this capacity, Janus Capital shall have the following responsibilities:

      (a) provide a continuous investment program for each Portfolio including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which a Portfolio may own or contemplate acquiring from time to time;

      (b) to cause its officers to attend meetings of Idex Management or the Fund and furnish oral or written reports, as Idex Management may reasonably require, in order to keep Idex Management and its officers and the Trustees of the Fund and appropriate officers of the Fund fully informed as to the condition of the investment portfolio of each Portfolio, the investment recommendations of Janus Capital, and the investment considerations which have given rise to those recommendations;

      (c) to furnish such statistical and analytical information and reports as may reasonably be required by Idex Management from time to time; and

      (d) to supervise the purchase and sale of securities as directed by the appropriate officers of the Fund.

      2. OBLIGATIONS OF IDEX MANAGEMENT. Idex Management shall have the following obligations under this Agreement:

      (a) to keep Janus Capital continuously and fully informed as to the composition of each Portfolio's investment portfolio and the nature of each Portfolio's assets and liabilities from time to time;

      (b) to furnish Janus Capital with a certified copy of any financial statement or report prepared for each Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made by a Portfolio to its shareholders or to any governmental body or securities exchange;

      (c) to furnish Janus Capital with any further materials or information which Janus Capital may reasonably request to enable it to perform its functions under this Agreement;

      (d) to compensate Janus Capital for its services under this Agreement by the payment of fees as set forth on Schedule A attached to this Agreement, as it may be amended from time to time in accordance with
          Section 10 below, less (ii) 50% of any amount reimbursed to the Portfolio by Idex Management pursuant to the provisions of Section 4
          (c) of the Advisory Agreement. In the event that this Agreement shall be effective for only part of a period to which any such fee received by Idex Management is attributable, then an appropriate pro-ration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this

          Agreement was in effect. The fees payable to Janus Capital hereunder shall be payable upon receipt by Idex Management from the Portfolio of fees payable to Idex Management under Section 6 of the Advisory Agreement; and

      3. TREATMENT OF INVESTMENT ADVICE. Idex Management may direct Janus Capital to furnish its investment information, advice and recommendations directly to officers of the Fund.

      4. PURCHASES BY AFFILIATES. Neither Janus Capital nor any of its officers or Directors shall take a long or short position in the securities issued by the Portfolios. This prohibition, however, shall not prevent the purchase from a Portfolio of shares issued by the Fund on behalf of the Portfolios by the officers and Directors of Janus Capital (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted in the Fund's current prospectus in accordance with Section 22(d) of the Investment Company Act of 1940, as amended (the "1940 Act").

      5. LIABILITY OF JANUS CAPITAL. Janus Capital may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Janus Capital nor its officers, directors, employees or agents shall be subject to any liability to the Fund or any shareholders of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

      6. COMPLIANCE WITH LAWS. Janus Capital represents that it is, and will continue to be throughout the term of this Agreement, an investment adviser registered under all applicable federal and state laws. In all matters relating to the performance of this Agreement, Janus Capital will act in conformity with the Fund's Declaration of Trust, Bylaws, and current prospectus and with the instructions and direction of Idex Management and the Fund's Trustees, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

      7. TERMINATION. This Agreement shall terminate automatically with respect to a Portfolio upon the termination of the Advisory Agreement with respect to such Portfolio. This Agreement may be terminated at any time with respect to a Portfolio, without penalty, by Idex Management or by the Fund by giving 60 days' written notice of such termination to Janus Capital at its principal place of business, provided that such termination is approved by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the affected Portfolio. This Agreement may be terminated at any time by Janus Capital by giving 60 days' written notice of such termination to the Fund and Idex Management at their respective principal places of business.

      8. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

      9. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term of 23 months from the later of June __, 1998 (closing of Acquisition) and Shareholder approval, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

      10. AMENDMENTS. This Agreement may be amended with respect to a Portfolio only with the approval by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940
Act) of such Portfolio and the approval by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment.

      11. PRIOR AGREEMENTS. This agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                    JANUS CAPITAL CORPORATION

/s/ ILLEGIBLE                              By: /s/ STEVEN R. GOODBARN
-------------------                           ----------------------------------
Secretary                                      Title: Vice President



ATTEST:                                    IDEX MANAGEMENT, INC.

/s/ WILLIAM GEIGER                         By: /s/ G. JOHN HURLEY
------------------                            ----------------------------------
Assistant Secretary                        G. John Hurley
                                           President and Chief Executive Officer

Investment Counsel Agreement

                                   SCHEDULE A

-------------------------------------------------------------------------------
         PORTFOLIO                 PERCENTAGE OF                TERMINATION
                                  MONTHLY AVERAGE                 DATE
                                  DAILY NET ASSETS
-------------------------------------------------------------------------------
  GROWTH, GLOBAL, BALANCED   0.5000% of the first $750         April 30, 2000
  AND CAPITAL APPRECIATION   million of the Portfolio's
                             average daily net assets;
                             0.4500% of the next $250
                             million of assets; and
                             0.4250% of assets in excess
                                   of $1 billion
-------------------------------------------------------------------------------
      FLEXIBLE INCOME        0.4500% of the first $100         April 30, 2000
                             million of the Portfolio's
                             average daily net assets;
                             0.4000% of the next $150
                             million in assets; and
                             0.3500% of assets in excess
                             of $250 million
-------------------------------------------------------------------------------